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                                                                      EXHIBIT 10

(CENTERPOINT ENERGY (TM) LOGO)       DAVID M. MCCLANAHAN   P.O. Box 1700
                                     President and CEO     Houston, TX 77251
                                     CenterPoint Energy    713 207 5899
                                                           Fax: 713 207 7021
                                                           david.mcclanahan@
                                                           CenterPointEnergy.com

March 16, 2006

Mr. John T. Cater
2001 Kirby, Suite 313
Houston, Texas 77019

     Re: Waiver of Certain Rights under CenterPoint Energy, Inc. 1985 Deferred
         Compensation Plan

Dear John:

          The purpose of this letter agreement (this "Agreement") is to set forth the terms of your election to forfeit and waive certain rights in connection with your benefits under the CenterPoint Energy, Inc. 1985 Deferred Compensation Plan (the "PLAN").

          BENEFITS UNDER PLAN: As a member of the Board of Directors (the "Board") of CenterPoint Energy, Inc. (the "Company"), you deferred compensation under the Plan in 1985, 1986, 1987 and 1988, pursuant to deferred compensation agreements with the Company (the "Deferred Compensation Agreements"). Your deferred compensation account balance under the Plan earns interest at the interest rate specified in your Deferred Compensation Agreements, compounded annually (the "Interest Rate"). Pursuant to those agreements and the terms of the Plan, your account balance under the Plan will be paid to you in 15 annual installments commencing on the later of your (i) attaining age 70 or (ii) termination of membership on the Board, with interest continuing to be earned on your remaining Plan account balance at the Interest Rate during the 15-year installment period.

          The Company's Bylaws require a member of the Board to resign his or her membership at the annual meeting first occurring after he or she attains age 70, unless the Board determines that such member has special skill, experience or distinction having value to the Company that is not readily available or transferable. While you will attain age 70 by the expected date of the Company's 2006 annual meeting, in accordance with the Company's Bylaws, the Board, at its February 23, 2006 meeting, elected to extend your service as a director until the expiration of your current term on the date of the 2007 annual meeting, which is anticipated to be held in May 2007.

          WAIVER OF BENEFITS UNDER PLAN: In connection with the extension of your service on the Board, you have agreed to irrevocably forfeit and waive your right to earn interest on your account balance under the Plan at the Interest Rate during the one-year extension period of your membership on the Board (the "Extended Term"). In lieu of the Interest Rate, during the Extended Term your account balance will earn interest based on an interest rate of 8.08% (the "Extended Term Interest Rate"). Moreover, you agree that the amount of interest earned on your account balance during the Extended Term (such amount, the "Extended Term Interest"), shall accrue interest at the Extended Term Interest Rate during the 15-year installment period under the Plan commencing upon your termination of membership on the Board.


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          By executing this Agreement, you agree, represent and acknowledge that you have full knowledge and understanding of the value of your benefits under the Plan pursuant to the application of the Interest Rate during the Extended Term and installment period, and that you forfeit and waive your right to such benefits knowingly, freely and voluntarily and further understand and acknowledge that the effect of this Agreement is a reduction in your benefits under the Plan that you would otherwise have been entitled to receive for the Extended Term and installment period. You also agree, represent and acknowledge that you have sought or have had the opportunity to seek legal and/or financial counsel in connection with your election to forfeit and waive your right to the Interest Rate and the resulting reduction of your benefits under the Plan.

          WAIVER AND RELEASE: You hereby agree to irrevocably forfeit and waive any and all claims of any kind arising out of or in connection with the Extended Term Interest Rate as set forth in this Agreement and under the Plan and to irrevocably release the Plan, the related trust under the Plan, the Benefits Committee (and its member and delegates), the Company, and any of its officers, directors, employees, subsidiaries or affiliates from liability for any and all claims of any kind arising out of or in connection with the Plan and your waiver of benefits thereunder.

          MISCELLANEOUS: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          This Agreement constitutes the entire agreement between the parties with respect to application of the Extended Term Interest Rate and interest earned during the Extended Term and supersedes any and all prior written or oral agreements, arrangements or understandings between you and the Company with respect to the same. Except as expressly provided in this Agreement, the terms and conditions of the Plan shall continue to apply with respect to your benefits under the Plan.

          If you understand and agree with the foregoing, please execute both copies of this Agreement, retain one original executed copy of this Agreement, and return the other original executed copy of this Agreement to me.

                                        Sincerely,


                                        /s/ David M. McClanahan
                                        ----------------------------------------
                                        David M. McClanahan
                                        President and Chief Executive Officer

ACCEPTED AND AGREED TO BY:


/s/ John T. Cater
------------------------
John T. Cater

Date: March 20, 2006


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